Exhibit 99.1

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR THIRD QUARTER OF FISCAL 2010

Fremont, CA, January 26, 2010 – Telecommunications equipment maker Network Equipment Technologies, Inc. (“NET”, NASDAQ: NWK) today reported results for its fiscal third quarter, ended December 25, 2009.

Total revenue in the third quarter was $16.3 million, down from $19.8 million in the prior quarter and down from $19.0 million in the third quarter of the prior fiscal year. The decline in total revenue was anticipated, given that the US Federal budget was not in place at the beginning of the quarter.

Net loss in the third quarter was $6.8 million, or $0.23 per share, compared to net loss of $4.2 million, or $0.14 per share, in the prior quarter. The company reported net income of $13.1 million, or $0.42 per share, in the third quarter of the prior fiscal year, resulting primarily from $18.8 million of gains attributable to the early retirement of convertible debt.

On a non-GAAP basis, net loss in the third quarter was $4.5 million, or $0.15 per share, compared to net loss of $3.1 million, or $0.11 per share, in the prior quarter, and net loss of $3.2 million, or $0.11 per share, in the third quarter of the prior fiscal year. Non-GAAP net loss adjusts for non-cash compensation, amortization of acquired intangibles, impairment of goodwill and long-lived assets, restructure charges, gains from the early extinguishment of debt, and other significant non-recurring items, including separation charges related to former executives.

Cash and investment balances at the end of the third quarter were $86.3 million, down from $90.8 million at the end of the prior quarter. Approximately one-third of the cash used in the quarter was used in connection with a patent lawsuit, which has now been settled. Cash and investments decreased by $11.8 million from the end of the prior fiscal year due in part to the repurchase of $2.5 million of convertible debt at a discount, as well as cash used for operations.

“Our third quarter results, in line with our guidance, were affected primarily by the delayed approval of the Department of Defense budget. Now that the budget has been approved, we would expect sales to DoD customers to increase over the third quarter level. Revenue from enterprise customers grew in the quarter, with improvement both domestically and internationally,” said President and CEO C. Nicholas Keating, Jr. “This past quarter represented a significant change over prior quarters, as large, well-known enterprise customers began the process of evaluation and deployment of unified communications solutions. We are being brought into an increasing number of these opportunities. In addition, we continue to work with our existing base of customers in extending their unified communications networks.”

Conference Call Information:

NET will be hosting a conference call today to discuss these results at 5:00 p.m. ET. Please dial (866) 800-8652 or (617) 614-2705 and provide conference ID#90723908 to access the call. The conference call will also be broadcast from the company’s website. A recording of the conference call will be provided by telephone and the Internet beginning two hours after completion of the call. The replay may be accessed by telephone through midnight on February 2, 2010; please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 15089623.  A digital recording will be available on the Company's website for one year.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company's broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET's voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America. The company sells its solutions through a direct sales force and an international network of resellers and distributors. For more information, visit www.net.com.

Use of Non-GAAP Financial Information

Use of non-GAAP information.  In evaluating NET’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.  Management believes that non-GAAP net income and other non-GAAP measures help indicate a base level of NET’s performance before gains, losses, or charges that are considered by management to be outside of the recurring operations of our business. We believe that the non-GAAP information regarding recurring operations allows for a better understanding of NET’s operating performance compared to prior periods and a clearer analysis of operating trends. Management uses this non-GAAP information for planning and forecasting of future periods, making decisions regarding spending levels and the allocation of resources, and determining management and employee compensation. We believe that disclosing these non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our ongoing financial and operational performance. Specifically, we believe these non-GAAP financial measures, when read in conjunction with NET’s GAAP financials, provide useful information to investors by offering:

•

the ability to make more meaningful period-to-period comparisons of our ongoing operating results;

•

the ability to better identify trends in our underlying business and perform related trend analysis;

•

a better understanding of how management plans and measures our underlying business; and

•

an easier way to compare our most recent results of operations against investor and analyst financial models.

In determining non-GAAP net income, we exclude certain gains or losses that are the result of infrequent events. Recent examples of such items include (i) gains from the early extinguishment of our debt, and (ii) gains or losses from significant restructuring or other infrequent charges such as termination and severance charges related to changes in senior management. Management believes that these exclusions are appropriate because these items are not indicative of ongoing operating results or limit comparability.

We also exclude certain non-cash charges that may vary between periods and between companies based on the valuation methodology chosen and the input of required data that may not be directly related to current business operations, such as a company’s stock price. Such items include (i) stock-based compensation, and (ii) amortization and impairment of intangible assets. Management believes that excluding these items allows for more meaningful comparisons of our operating results across periods and to our competitors.

Limitations.  These non-GAAP financial measures are not presented in accordance with, nor are they a substitute for, U.S. GAAP. The non-GAAP financial measures used should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains forward-looking statements relating to possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, statements about expected future sales. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to develop and commercialize new products and product enhancements, including relations with and performance by third-party technology providers, achieving broad market acceptance for our products, federal government budget matters and procurement decisions, and the volume and timing of orders and revenue, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

# # #

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited – in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	December 25, 2009	December 26, 2008	December 25, 2009	December 26, 2008
Revenue:
Product	$12,550	$15,304	$42,835	$42,001
Service and other	3,773	3,668	12,759	11,060
Total revenue	16,323	18,972	55,594	53,061
Costs of revenue:
Cost of product revenue	6,578	6,841	21,467	25,789
Cost of service and other revenue	3,209	3,529	10,916	11,006
Impairment of long-lived assets	—	—	—	9,741
Total cost of revenue	9,787	10,370	32,383	46,536
Gross margin	6,536	8,602	23,211	6,525
Operating expenses:
Sales and marketing	4,668	5,159	14,688	16,599
Research and development	5,053	5,123	14,461	17,251
General and administrative	3,583	2,872	9,168	9,885
Restructure and other costs	(7)	1,420	17	1,814
Impairment of goodwill and long-lived assets	—	—	—	34,197
Total operating expenses	13,297	14,574	38,334	79,746
Loss from operations	(6,761)	(5,972)	(15,123)	(73,221)
Other income, net	186	322	414	299
Interest (expense) income, net	(225)	35	(499)	(212)
Gain on extinguishment of debt	—	18,776	555	28,927
Income (loss) before taxes	(6,800)	13,161	(14,653)	(44,207)
Income tax provision (benefit)	(1)	61	43	15
Net income (loss)	$(6,799)	$13,100	$(14,696)	$(44,222)
Per share amounts
Net income (loss):
Basic	$(0.23)	$0.45	$(0.51)	$(1.53)
Diluted	$(0.23)	$0.42	$(0.51)	$(1.53)
Common and common equivalent shares:
Basic	29,280	28,847	29,101	28,856
Diluted	29,280	32,500	29,101	28,856

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 25, 2009 (unaudited)	March 27, 2009 (1)
Current assets:
Cash and investments	$85,100	$97,021
Restricted cash	1,229	1,154
Accounts receivable, net	8,669	7,091
Inventories	6,612	7,364
Prepaid expenses and other assets	7,220	10,073
Total current assets	108,830	122,703

Property and equipment, net	5,324	6,505
Other assets	3,747	4,225
Total assets	$117,901	$133,433
Liabilities and Stockholders’ Equity:
Accounts payable	$5,686	$4,257
Other current liabilities	12,971	15,084
Total current liabilities	18,657	19,341

Long-term liabilities	2,825	4,568
3 ¾% convertible senior notes	10,500	13,000
7 ¼% redeemable convertible subordinated debentures	23,704	23,704
Stockholders’ equity	62,215	72,820
Total liabilities and stockholders’ equity	$117,901	$133,433

(1) Derived from audited consolidated financial statements as of March 27, 2009.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
GAAP TO NON-GAAP NET INCOME (LOSS) RECONCILIATION
(unaudited – in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	December 25, 2009	December 26, 2008	December 25, 2009	December 26, 2008
GAAP net income (loss)	$(6,799)	$13,100	$(14,696)	$(44,222)
Stock based compensation expense:
Cost of product revenue	87	71	268	221
Cost of service and other revenue	101	85	275	229
Sales and marketing	392	312	1,308	950
Research and development	434	277	1,208	824
General and administrative	721	352	1,406	1,245
Acquisition-related amortization – acquired intangibles:
Cost of product revenue	—	―	—	592
Sales and marketing	—	—	—	663
General and administrative	—	―	—	88
Impairment of goodwill and long-lived assets:
Cost of product revenue	—	—	—	9,741
Operating expenses	—	—	—	34,197
Restructure related:
General and administrative, accretion of discount on future cash flows from subleases	46	—	155	77
Sales and marketing, severance	—	—	490	—
General and administrative, severance	516	—	516	—
Restructure and other:
Costs to vacate former manufacturing facility	—	1,130	—	1,130
Other, primarily severance	(7)	290	17	673
Gain on early extinguishment of debt	—	(18,776)	(555)	(28,927)
Non-GAAP net loss	$(4,509)	$(3,159)	$(9,608)	$(22,519)
Non-GAAP net loss per share data:
Basic	$(0.15)	$(0.11)	$(0.33)	$(0.78)
Diluted	$(0.15)	$(0.11)	$(0.33)	$(0.78)
Common and common equivalent shares:
Basic	29,280	28,847	29,101	28,856
Diluted	29,280	28,847	29,101	28,856